FILED PURSUANT TO RULE 424(B)(3)

File Number 333-210772

1347 CAPITAL CORP.

SUPPLEMENT NO. 2

PROXY STATEMENT/PROSPECTUS/INFORMATION STATEMENT DATED JUNE 16, 2016

THE DATE OF THIS SUPPLEMENT IS JULY 18, 2016

ON JULY 18, 2016, 1347 CAPITAL CORP. FILED THE ATTACHED

CURRENT REPORT ON FORM 8-K DATED JULY 18, 2016

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): July 18, 2016
____________________

1347 CAPITAL CORP.

(Exact name of registrant as specified in its charter)

____________________

Delaware	001-36541	46-5399422
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

150 Pierce Road, 6th Floor, Itasca, IL 60143

(Address of principal executive offices, including zip code)

Registrant’s telephone number, including area code: (847) 700-8064

Not Applicable
(Former name or former address, if changed since last report)

___________________

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☒	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On July 18, 2016, 1347 Capital Corp. (the “Company” or “1347 Capital”) entered into Amendment No. 2 (the “Amendment”) to the Agreement and Plan of Merger, dated March 23, 2016, by and among the Company, Limbach Holdings, LLC (“Limbach”) and FdG HVAC LLC (“Merger Agreement”), relating to the previously announced business combination (the “Business Combination”) between the Company and Limbach. The Amendment provides for the reduction of the minimum amount of cash that must be released from 1347 Capital’s trust account from $20 million to $18 million and for the issuance of an additional 200,000 shares of 1347 Capital’s common stock to Limbach equity holders (to an aggregate of 2,200,000 shares).

Other than as expressly modified pursuant to the Amendment, the Merger Agreement, which was filed as Exhibit 2.1 to the Current Report on Form 8-K filed with the U.S. Securities and Exchange Commission (the “SEC”) by the Company on March 23, 2016, as amended by Amendment No. 1 to the Merger Agreement, dated as of July 11, 2016, which was filed as Exhibit 2.1 to the Current Report on Form 8-K filed with the SEC by the Company on July 13, 2016, remains in full force and effect as originally executed. The foregoing description of the Amendment and the transactions contemplated thereby does not purport to be complete and is subject to, and qualified in its entirety by, the full text of the Amendment, which is attached hereto as Exhibit 2.1 and incorporated herein by reference.

Item 8.01 Other Events.

On July 18, 2016, the Company issued a press release announcing, among other things, the entry into the Amendment. A copy of the press release is attached hereto as Exhibit 99.1 and incorporated herein by reference.

Additional Information about the Business Combination and Where to Find It

The Company has filed with the SEC a final prospectus (the “Prospectus”) (File No. 333-210772) pursuant to Rule 424(b) of the rules and regulations of the SEC under the Securities Act of 1933, as amended (the “Securities Act”), which includes a definitive proxy statement/prospectus/information statement that is both the proxy statement distributed to holders of the Company’s common stock in connection with the Company’s solicitation of proxies for the special meeting, as well as the prospectus/information statement relating to the offer and sale of the shares of the Company’s common stock to be issued in the proposed Business Combination and the shares of the Company’s common stock underlying the warrants and preferred stock that may be issued in the proposed Business Combination. The Company’s stockholders and other interested persons are advised to read the definitive proxy statement/prospectus/information statement included in the Prospectus as these materials contain important information about Limbach, the Company and the proposed Business Combination. The definitive proxy statement/prospectus/information statement was mailed on June 16, 2016 to stockholders of the Company as of June 10, 2016, which is the record date established for voting on the proposed Business Combination and the related transactions. Stockholders may also obtain copies of the definitive proxy statement/prospectus/information statement and other documents filed with the SEC that are incorporated by reference in the definitive proxy statement/prospectus/information statement, without charge, at the SEC’s Internet site at www.sec.gov, or by directing a request to: 1347 Capital Corp., 150 Pierce Road, 6th Floor, Itasca, IL, attention: Hassan Baqar, 1-847-700-8064.

Participants in the Solicitation

1347 Capital and its directors and executive officers, Limbach and its directors and executive officers, EarlyBirdCapital, Inc. and Craig-Hallum Capital Group LLC may be deemed to be participants in the solicitation of proxies from the stockholders of 1347 Capital in connection with the proposed Business Combination. Information regarding the special interests of these directors and executive officers in the proposed Business Combination is included in the definitive proxy statement/prospectus/information statement referred to above, copies of which may be obtained free of charge at the SEC’s web site (www.sec.gov) and at the address described above.

 Forward-Looking Statements

This Current Report on Form 8-K includes “forward-looking statements” within the meaning of the “safe harbor” provisions of the United States Private Securities Litigation Reform Act of 1995. Forward-looking statements are not historical facts, and involve risks and uncertainties that could cause actual results to differ materially from those expected and projected. Words such as “expects”, “believes”, “anticipates”, “intends”, “estimates”, “seeks” and variations and similar words and expressions are intended to identify such forward-looking statements. Such forward-looking statements are based on current expectations that are subject to risks and uncertainties. A number of factors could cause actual events, performance or results to differ materially from the events, performance and results discussed in the forward-looking statements. These factors include, but are not limited to: (1) the occurrence of any event, change or other circumstances that could give rise to the termination of the Merger Agreement; (2) the outcome of any legal proceedings that have been and any other legal proceedings that may be instituted against 1347 Capital, Limbach or others following announcement of the Merger Agreement and transactions contemplated therein, including the lawsuit filed against the Company on May 10, 2016 by Robert Garfield on behalf of himself and all other similarly situated public holders of 1347 Capital’s common stock; (3) the inability to complete the transactions contemplated by the Merger Agreement due to the failure to obtain approval of the stockholders of 1347 Capital or other conditions to closing in the Merger Agreement, (4) delays in obtaining, adverse conditions contained in, or the inability to obtain necessary regulatory approvals or complete regulatory reviews required to complete the transactions contemplated by the Merger Agreement; (5) the risk that the proposed transaction disrupts current plans and operations as a result of the announcement and consummation of the transactions described herein; (6) the ability to recognize the anticipated benefits of the proposed Business Combination, which may be affected by, among other things, competition, the ability of the combined company to grow and manage growth profitably, maintain relationships with suppliers and obtain adequate supply of products and retain its key employees; (7) costs related to the proposed Business Combination; (8) changes in applicable laws or regulations; (9) the possibility that Limbach may be adversely affected by other economic, business, and/or competitive factors; and (10) other risks and uncertainties indicated from time to time in the proxy statement/prospectus/information statement relating to the proposed Business Combination, including those under “Risk Factors” therein, and other filings with the SEC by 1347 Capital. Readers are cautioned not to place undue reliance upon any forward-looking statements, which speak only as of the date made, and the Company and Limbach undertake no obligation to update or revise any forward-looking statements whether as a result of new information, future events or otherwise.

Disclaimer

This communication shall not constitute an offer to sell or the solicitation of an offer to buy any securities, nor shall there by any sale of securities in any jurisdiction in which the offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such jurisdiction. No offering of securities shall be made except by means of a prospectus meeting the requirements of Section 10 of the Securities Act.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description
2.1*	Amendment No. 2 to Agreement and Plan of Merger, dated July 18, 2016, by and among 1347 Capital Corp., Limbach Holdings, LLC and FdG HVAC LLC.
99.1	Press Release, dated July 18, 2016.

*	The exhibits to this Exhibit have been omitted pursuant to Regulation S-K Item 601(b)(2). The Company agrees to furnish supplementally copies of such omitted exhibits to the SEC upon request.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

1347 CAPITAL CORP.

	By:	/s/ Hassan R. Baqar
		Name:	Hassan R. Baqar
		Title:	Chief Financial Officer, Secretary and Director

Dated: July 18, 2016

EXHIBIT INDEX

Exhibit No.	Description
2.1*	Amendment No. 2 to Agreement and Plan of Merger, dated July 18, 2016, by and among 1347 Capital Corp., Limbach Holdings, LLC and FdG HVAC LLC.
99.1	Press Release, dated July 18, 2016.

*	The exhibits to this Exhibit have been omitted pursuant to Regulation S-K Item 601(b)(2). The Company agrees to furnish supplementally copies of such omitted exhibits to the SEC upon request.

Exhibit 2.1

AMENDMENT NO. 2 TO AGREEMENT AND PLAN OF MERGER

This AMENDMENT NO. 2 TO AGREEMENT AND PLAN OF MERGER (this “Amendment”), dated as of July 18, 2016, further amends the Agreement and Plan of Merger, dated as of March 23, 2016, by and among Limbach Holdings LLC (“Company”), 1347 Capital Corp. (“1347 Capital”), and FdG HVAC LLC, a Delaware limited liability company, solely in its capacity as the Limbach Holders’ Representative pursuant to the designation in Section 10.17 thereof, as amended by that Amendment No. 1 to Agreement and Plan of Merger, dated July 11, 2016 (such agreement, as so amended, the “Merger Agreement”).

WHEREAS, the parties desire to further amend the Merger Agreement on the terms set forth herein.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

1. Definitions. Capitalized terms used and not otherwise defined herein shall have the meanings set forth in the Merger Agreement.

2. Amendments. The Merger Agreement is hereby amended as follows:

(a) Exhibit A-1. Exhibit A-1 to the Merger Agreement is hereby deleted in its entirety and replaced with Exhibit A-2 attached hereto.

(b) Section 6.2(f). Section 6.2(f) of the Merger Agreement is hereby amended by deleting the phrase “$20,000,000” therein and replacing it with “$18,000,000”.

(c) Section 6.2(g). Section 6.2(g) of the Merger Agreement is hereby amended by deleting the phrase “$35,000,000” therein and replacing it with “$33,000,000”.

(d) Section 6.3(f). Section 6.3(f) of the Merger Agreement is hereby amended by deleting the phrase “$20,000,000” therein and replacing it with “$18,000,000”.

(e) Section 6.3(g). Section 6.3(g) of the Merger Agreement is hereby amended by deleting the phrase “$35,000,000” therein and replacing it with “$33,000,000”.

3. Nature of Agreement; No Other Amendments. The parties hereby acknowledge and agree that this Amendment constitutes an amendment to the Merger Agreement in accordance with Section 10.9 thereof. Except as specifically amended by this Amendment, all other terms and provisions of the Merger Agreement shall remain in full force and effect. Each reference in the Merger Agreement to (a) “this Agreement,” “hereunder,” “hereof,” “herein” or words of like import referring to the Merger Agreement shall mean and be a reference to the Merger Agreement as amended by this Amendment, and (b) “Exhibit A” or “Exhibit A-1” shall mean and be deemed to be a reference to Exhibit A-2 hereto.

4. Section Headings. The section headings of this Amendment are for reference purposes only and are to be given no effect in the construction or interpretation of this Amendment.

5. Counterparts. This Amendment may be executed in one or more counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument. Delivery of an executed counterpart of a signature page to this Amendment by facsimile, ..pdf or other electronic means shall be effective as delivery of a manually executed counterpart to the Amendment.

6. Governing Law. This Amendment shall be governed by, and construed in accordance with the Laws of the State of New York without regard to the conflicts of Law principles thereof.

7. Trust Account Waiver. The Company acknowledges and agrees that 1347 Capital is a blank check company with the power and privileges to effect a merger, asset acquisition, reorganization or similar business combination involving the Company Parties and one or more businesses or assets. The Company acknowledges and agrees that 1347 Capital’s sole assets consist of the cash proceeds of 1347 Capital’s initial public offering and private placements of its securities, and that substantially all of these proceeds have been deposited in the Trust Account for the benefit of its public stockholders. For and in consideration of 1347 Capital entering into this Amendment, the receipt and sufficiency of which are hereby acknowledged, the Company, for itself and on behalf of the Company Parties, and its and their respective Affiliates, managers, directors, officers, affiliates, members, stockholders and trustees, do hereby irrevocably waive any right, title, interest or claim of any kind they have or may have in the future in or to any monies in the Trust Account, and agree not to seek recourse against the Trust Account or any funds distributed therefrom as a result of, or arising out of, any such claims against 1347 Capital arising under this Amendment; provided, that, nothing herein shall serve to limit or prohibit the Company’s right to pursue a claim against 1347 Capital for legal relief against monies or other assets held outside the Trust Account or for specific performance or other equitable relief in connection with the consummation of the transactions contemplated by this Agreement (including a claim for 1347 Capital to specifically perform its obligations under this Agreement) and cause the disbursement of the balance of the cash remaining in the Trust Account (after giving effect to the redemption of shares of 1347 Capital’s common stock as set forth in its certification of incorporation) so long as such claim would not affect 1347 Capital’s ability to fulfill its obligation to redeem the shares of common stock as set forth in its certification of incorporation.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties have caused this Amendment to be duly executed, as of the date first above written.

LIMBACH HOLDINGS LLC

By:	/s/ David S. Gellman
	Name:	David S. Gellman
	Title:	Vice President

1347 CAPITAL CORP.

By:	/s/ Hassan Baqar
	Name:	Hassan Baqar
	Title:	Chief Financial Officer & Director

FdG HVAC LLC, as Limbach Holders’ Representative

By:	/s/ David S. Gellman
	Name:	David S. Gellman
	Title:	Vice President

[Signature Page to Amendment No. 2 to Agreement and Plan of Merger]

EXHIBIT A-2

Merger Consideration and Shares of

1347 Capital Class A Preferred Stock

Exhibit 99.1

1347 Capital Corp. Announces Second Amendment to Merger Agreement

ITASCA, IL. – July 18, 2016 – 1347 Capital Corp. (OTCQB: TFSCU, TFSC, TFSCW, TFSCR) (“1347 Capital” or the “Company”) today announced that it has entered into an amendment (the “Amendment”) to the merger agreement (“Merger Agreement”) relating to its previously announced business combination (the “Business Combination”) between the Company and Limbach Holdings, LLC (“Limbach”). The Amendment provides for the reduction of the minimum amount of cash that must be released from 1347 Capital’s trust account from $20 million to $18 million and for the issuance of an additional 200,000 shares of 1347 Capital’s common stock to Limbach equity holders (to an aggregate of 2,200,000 shares).

Additional Information about the Business Combination and Where to Find It

The Company has filed with the U.S. Securities and Exchange Commission (the “SEC”) a final prospectus (the “Prospectus”) pursuant to Rule 424(b) of the rules and regulations of the SEC under the Securities Act of 1933, as amended (the “Securities Act”) (File No. 333-210772), which includes a definitive proxy statement/prospectus/information statement that is both the proxy statement distributed to holders of the Company’s common stock in connection with the Company’s solicitation of proxies for the special meeting, as well as the prospectus/information statement relating to the offer and sale of the shares of the Company’s common stock to be issued in the proposed Business Combination and the shares of the Company’s common stock underlying the warrants and preferred stock that may be issued in the proposed Business Combination. The Company’s stockholders and other interested persons are advised to read the definitive proxy statement/prospectus/information statement included in the Prospectus as these materials contain important information about Limbach, the Company and the proposed Business Combination. The definitive proxy statement/prospectus/information statement was mailed on June 16, 2016 to stockholders of the Company as of June 10, 2016, which is the record date established for voting on the proposed Business Combination and the related transactions. Stockholders may also obtain copies of the proxy statement/prospectus/information statement and other documents filed with the SEC that are be incorporated by reference in the proxy statement/prospectus/information statement, without charge, at the SEC’s Internet site at www.sec.gov, or by directing a request to: 1347 Capital Corp., 150 Pierce Road, 6th Floor, Itasca, IL, attention: Hassan Baqar, 1-847-700-8064.

Participants in the Solicitation

1347 Capital and its directors and executive officers, Limbach and its directors and executive officers, EarlyBirdCapital, Inc. and Craig-Hallum Capital Group LLC may be deemed to be participants in the solicitation of proxies from the stockholders of 1347 Capital in connection with the proposed Business Combination. Information regarding the special interests of these directors and executive officers in the proposed Business Combination is included in the definitive proxy statement/prospectus/information statement referred to above, copies of which may be obtained free of charge at the SEC’s web site (www.sec.gov) and at the address described above.

Forward-Looking Statements

This press release includes “forward-looking statements” within the meaning of the “safe harbor” provisions of the United States Private Securities Litigation Reform Act of 1995. Forward-looking statements are not historical facts, and involve risks and uncertainties that could cause actual results to differ materially from those expected and projected. Words such as “expects”, “believes”, “anticipates”, “intends”, “estimates”, “seeks” and variations and similar words and expressions are intended to identify such forward-looking statements. Such forward-looking statements are based on current expectations that are subject to risks and uncertainties. A number of factors could cause actual events, performance or results to differ materially from the events, performance and results discussed in the forward-looking statements. These factors include, but are not limited to: (1) the occurrence of any event, change or other circumstances that could give rise to the termination of the Merger Agreement; (2) the outcome of any legal proceedings that have been, and any other legal proceedings that may be, instituted against 1347 Capital, Limbach or others following announcement of the Merger Agreement and transactions contemplated therein, including the lawsuit filed against the Company on May 10, 2016 by Robert Garfield on behalf of himself and all other similarly situated public holders of 1347 Capital’s common stock (as described in the Prospectus); (3) the inability to complete the transactions contemplated by the Merger Agreement due to the failure to obtain approval of the stockholders of the 1347 Capital or other conditions to closing in the Merger Agreement, including the inability of the sponsor to successfully conclude discussions with certain investors so that it can invest the amounts necessary for the Company to meet the requirement that the amount available to be released to 1347 Capital from its trust account will be no less than $18 million and for investors to purchase preferred stock to the extent required under the Merger Agreement; (4) delays in obtaining, adverse conditions contained in, or the inability to obtain necessary regulatory approvals or complete regulatory reviews required to complete the transactions contemplated by the Merger Agreement; (5) the risk that the proposed transaction disrupts current plans and operations as a result of the announcement and consummation of the transactions described herein; (6) the ability to recognize the anticipated benefits of the proposed business combination, which may be affected by, among other things, competition, the ability of the combined company to grow and manage growth profitably, maintain relationships with suppliers and obtain adequate supply of products and retain its key employees; (7) costs related to the proposed business combination; (8) changes in applicable laws or regulations; (9) the possibility that Limbach may be adversely affected by other economic, business, and/or competitive factors; and (10) other risks and uncertainties indicated from time to time in the proxy statement/prospectus/information statement relating to the proposed business combination, including those under “Risk Factors” therein, and other filings with the SEC by 1347 Capital. Readers are cautioned not to place undue reliance upon any forward-looking statements, which speak only as of the date made, and the Company and Limbach undertake no obligation to update or revise any forward-looking statements whether as a result of new information, future events or otherwise.

Disclaimer

This communication shall not constitute an offer to sell or the solicitation of an offer to buy any securities, nor shall there by any sale of securities in any jurisdiction in which the offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such jurisdiction. No offering of securities shall be made except by means of a prospectus meeting the requirements of Section 10 of the Securities Act.

Contacts

For 1347 Capital Corp.

Hassan Baqar (847) 700-8064

Investor Relations:

The Equity Group Inc.

Jeremy Hellman, CFA

Senior Associate

(212) 836-9626 / jhellman@equityny.com